Exhibit 99.1

FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200

Investor Relations Contact:

Raphael Gross

(203) 682-8253

ir@cariboucoffee.com

CARIBOU COFFEE REPORTS FOURTH QUARTER

AND FISCAL YEAR 2011 RESULTS

CONFIRMS FISCAL YEAR 2012 GUIDANCE

MINNEAPOLIS, MINNESOTA, February 22, 2012. Caribou Coffee Company, Inc. (NASDAQ:CBOU), the second largest company-owned premium coffeehouse operator in the United States based on the number of coffeehouses, today reported financial results for the fourth quarter and fiscal year 2011 (periods ended January 1, 2012) and confirmed fiscal year 2012 guidance.

HIGHLIGHTS FOR THE FOURTH QUARTER OF 2011 INCLUDE:

•	Consolidated sales increased 18.8%

•	Comparable coffeehouse store sales increased 5.6%

•	Commercial and Franchise sales increased 68.6%

•	Net income attributable to Caribou Coffee Company, Inc. was $4.9 million, or $0.24 per diluted share

•

Non-GAAP pro forma net income attributable to Caribou Coffee Company, Inc. was $2.8 million, or $0.14 per diluted share, compared to pro forma net income of $2.6 million, or $0.13 per diluted share for the same period in 2010 (see non-GAAP reconciliation at the end of this release)

HIGHLIGHTS FOR FISCAL YEAR 2011:

•	Consolidated sales increased 15.0%

•	Comparable coffeehouse store sales increased 4.7%

•	Commercial and Franchise sales increased 62.3%

•	Net income attributable to Caribou Coffee Company, Inc. was $35.2 million, or $1.69 per diluted share

•

Non-GAAP pro forma net income attributable to Caribou Coffee Company, Inc. was $8.7 million, or $0.42 per diluted share, compared to pro forma net income of $5.6 million, or $0.27 per diluted share for the same period in 2010 (see non-GAAP reconciliation at the end of this release)

Speaking on behalf of the Company, Michael Tattersfield, the Company’s President and CEO commented, “Our fourth quarter marked the conclusion of a fantastic year for Caribou Coffee, in which we made progress strategically, financially and culturally. We are pleased to have delivered another solid quarter, one that rounds out a record year of financial performance for Caribou. Looking ahead, we are optimistic about what we can achieve across each of our business lines, but are particularly excited to be resuming meaningful development of company-owned coffeehouses. As always, we will continue to provide the meaningful experiences our guest’s love, while enhancing returns for our shareholders.”

FOURTH QUARTER 2011 RESULTS

Net sales for the quarter of $92.5 million increased $14.6 million, or 18.8%, from $77.9 million in the comparable quarter of 2010.

•

Coffeehouse sales were $66.0 million in the fourth quarter of 2011, an increase of 6.1% compared to $62.1 million in the fourth quarter of 2010. The Company’s food platform, specifically the addition of breakfast and lunch sandwiches, continued to drive comparable coffeehouse sales, which were a 5.6% increase in the quarter.

•

Commercial sales were $23.3 million in the fourth quarter of 2011, an increase of 77.5% compared to $13.1 million in the fourth quarter of 2010, largely driven by sales related to the Keurig single-serve platform, as well as new and existing customers in the Company’s grocery channel and increased penetration in foodservice channels.

•

Franchise sales were $3.3 million in the fourth quarter of 2011, an increase of 24.6% compared to $2.7 million in the fourth quarter of 2010. Growth in product sales and royalties from 169 franchise locations, a net increase of 38 locations from the prior year, drove the increase in franchise sales versus last year.

Cost of sales and related occupancy costs in the fourth quarter of 2011 was $49.6 million, an increase of $13.1 million, or 36.0%, compared to the fourth quarter of 2010 and were driven by the Company’s consolidated sales growth. As a percentage of revenue, cost of sales and related occupancy costs were 53.6% in the fourth quarter of 2011 versus 46.8% in the fourth quarter of 2010. The higher coffee commodity costs drove the increase as a percentage of revenue compared to the prior year as well as a shift in the overall mix change to the Company’s commercial and franchise channels, which have higher cost of sales as a percentage of sales.

Operating expenses in the fourth quarter of 2011 were $27.5 million, an increase of $1.5 million, or 5.7%, compared to 26.0 million in the fourth quarter of 2010. The increase in operating expenses was driven by expenses tied to sales volume increases and new company-owned coffeehouse openings. As a percentage of revenue, operating costs were

29.7%, compared to 33.4% in the fourth quarter of 2010. The decrease as a percentage of revenue is the result of leverage gained on fixed costs within the Company’s business channels as well as a shift in the overall sales mix to the Company’s commercial channel, which has a lower operating expense component than its retail coffeehouses.

General and administrative expenses decreased $0.3 million, or 3.3%, to $7.5 million in the fourth quarter of 2011, from $7.8 million in the fourth quarter of 2010. As a percentage of total net sales, general and administrative expenses decreased to 8.1% in the fourth quarter of 2011, compared to 10.0% in the fourth quarter of 2010 as the Company leveraged fixed costs against higher sales.

The Company’s net income attributable to Caribou Coffee Company, Inc. for the fourth quarter of 2011 was $4.9 million or $0.24 per diluted share, compared to $4.3 million, or $0.21 per diluted share, in the same period in 2010. The Company ended the quarter with $44.5 million in cash and cash equivalents and no long term debt.

The Company’s non-GAAP pro forma net income attributable to Caribou Coffee Company, Inc. in the fourth quarter of 2011 was $2.9 million, or $0.14 per diluted share, compared to a pro forma net income of $2.6 million, or $0.13 per diluted share for the same period in 2010 (see non-GAAP reconciliation at the end of this release).

FISCAL YEAR 2012 OUTLOOK

Looking ahead, Caribou Coffee confirmed the following fiscal year 2012 guidance:

•	Net sales growth of approximately 10%.

•	Comparable coffeehouse sales growth of 2% to 4%.

•	Commercial sales growth of approximately 20%.

•	New coffeehouse unit growth of 55-70, of which approximately 20 will be Company-owned coffeehouse openings.

•	Capital expenditure investments of $13 million to $15 million.

•	Diluted earnings per share of $0.48 to $0.51.

CONFERENCE CALL

Caribou Coffee will host a conference call today, February 22, 2012, at 4:30 p.m. (Eastern Time) to discuss these results. Hosting the call will be Mike Tattersfield, Chief Executive Officer, and Tim Hennessy, Chief Financial Officer. The call will be webcast and can be accessed from the Company’s website at www.cariboucoffee.com. The webcast link is in the Investor Relations section.

Listeners may also access the call by dialing 888-515-2880 or 719-457-2631 for international callers. A replay of the call will be available until Wednesday, February 29, 2012, by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 4192405. In addition, the webcast will be archived on the Company’s website.

ABOUT THE COMPANY

Founded in 1992, Caribou Coffee Company is one of the leading branded coffee companies in the United States, with a compelling multi-channel approach to their customers. Based on the number of coffeehouses, Caribou Coffee is the second largest company-operated premium coffeehouse operator in the United States. As of January 1, 2012, the Company had 581 coffeehouses, including 169 franchised locations, in 20 states, the District of Columbia and nine international markets. The Company’s coffeehouses aspire to be the community place loved by guests who are provided an extraordinary experience that makes their day better. Caribou Coffee provide the highest quality handcrafted beverages, foods and coffee lifestyle items with a unique blend of expertise, fun and authentic human connection in a comfortable and welcoming coffeehouse environment. In addition, Caribou Coffee’s unique coffees are available within grocery stores, mass merchandisers, club stores, office coffee and foodservice providers, hotels, entertainment venues and e-commerce channels. Caribou Coffee is a proud recipient of the Rainforest Alliance Corporate Green Globe Award and is committed to operating practices that promote sustainability and environmental protection. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee contain forward-looking statements concerning Caribou Coffee’s expected financial performance (including, without limitation, statements and information in the fiscal year 2012 Outlook and the quotation from management), as well as Caribou Coffee’s strategic and operational plans. Risks and uncertainties may cause actual results to differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, our ability to develop and maintain our brand; our ability to maintain or expand our commercial business, including maintaining our relationship with Keurig; our ability to locate superior sites and increase the density of our coffeehouses; Caribou Coffee’s ability to compete with new or existing competitors; the implementation and results of Caribou Coffee’s ongoing strategic and cost initiatives; the fluctuations in cost and availability of our raw ingredients; the demand by customers for Caribou Coffee’s premium products; acceptance by customers of new products and services; dependence on third parties for supplies, services, and distribution; dependence on key personnel; failure to manage growth and diversification; risks related to Caribou Coffee’s international franchise operations; Caribou Coffee’s ability to protect its intellectual property and the value of its brands; and general economic conditions and changes in economic conditions. All information set forth in this press release and its attachments is as of February 22, 2012. Caribou Coffee does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances; however, Caribou Coffee may update its business outlook or any portion thereof at any time in its discretion. More information about potential factors that could affect the Company’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended January 2, 2011, which is on file with the SEC and available on the SEC’s website at www.sec.gov. Additional information will also be set forth in those sections in any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 1, 2012	January 2, 2011	January 1, 2012	January 2, 2011
	(In thousands, except for per share amounts) (Unaudited)
Coffeehouse sales	$65,955	$62,134	$242,293	$232,108
Commercial and franchise sales	26,565	15,755	84,211	51,889

Total net sales	92,520	77,889	326,504	283,997
Cost of sales and related occupancy costs	49,567	36,443	162,667	131,094
Operating expenses	27,481	26,010	105,993	101,169
Depreciation and amortization	3,052	3,013	11,425	12,284
General and administrative expenses	7,523	7,780	31,226	29,343

Operating income	4,897	4,643	15,193	10,107
Other income (expense):
Interest income	1	3	16	22
Interest expense	(99)	(174)	(283)	(408)

Income before provision for income taxes	4,799	4,472	14,926	9,721
(Benefit) provision for income taxes	(192)	30	(20,676)	(76)

Net income	4,991	4,442	35,602	9,797
Less: Net income attributable to noncontrolling interest	51	108	379	397

Net income attributable to Caribou Coffee Company, Inc.	$4,940	$4,334	$35,223	$9,400

Basic net income attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.24	$0.22	$1.75	$0.48

Diluted net income attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.24	$0.21	$1.69	$0.46

Basic weighted average number of shares outstanding	20,289	19,685	20,129	19,639

Diluted weighted average number of shares outstanding	20,982	20,834	20,803	20,641

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 1, 2012	January 2, 2011
	In thousands, except per share amounts (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$44,495	$23,092
Accounts receivable, net	14,646	8,096
Other receivables, net	1,743	1,227
Inventories	22,965	25,931
Deferred tax assets—current	5,071	—
Prepaid expenses and other current assets	1,514	1,122

Total current assets	90,434	59,468
Property and equipment, net of accumulated depreciation and amortization	36,965	41,075
Restricted cash	—	837
Deferred tax assets – non-current	15,642	—
Other assets	323	345

Total assets	$143,364	$101,725

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,480	$8,080
Accrued compensation	6,272	5,954
Accrued expenses	8,502	6,916
Deferred revenue	8,591	8,726

Total current liabilities	33,845	29,676

Asset retirement liability	1,248	1,196
Deferred rent liability	5,132	6,296
Deferred revenue	1,883	2,091

Total long term liabilities	8,263	9,583

Equity:
Caribou Coffee Company, Inc. Shareholders’ equity:
Preferred stock, par value $.01, 20,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000 shares authorized; 20,848 and 20,141 shares issued and outstanding at January 1, 2012 and January 2, 2011, respectively	208	202
Additional paid-in capital	132,643	129,026
Accumulated comprehensive income	—	12
Accumulated deficit	(31,718)	(66,941)

Total Caribou Coffee Company, Inc. shareholders’ equity	101,133	62,299
Noncontrolling interest	123	167

Total equity	101,256	62,466

Total liabilities and equity	$143,364	$101,725

Coffeehouse Openings and Closings

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 1, 2012	January 2, 2011	January 1, 2012	January 2, 2011
	(In thousands, except operating data)
Non-GAAP Metrics:
EBITDA(1)	$8,423	$8,056	$28,234	$23,979

Operating Data:
Percentage change in comparable coffeehouse net sales(2)	5.6%	3.5%	4.7%	4.5%
Company-Owned:
Coffeehouses open at beginning of period	409	410	410	413
Coffeehouses opened during the period	5	0	8	0
Coffeehouses closed during the period	2	0	6	3

Coffeehouses open at end of period:
Total Company-Owned	412	410	412	410
Franchised:
Coffeehouses open at beginning of period	150	126	131	121
Coffeehouses opened during the period	19	7	45	20
Coffeehouses closed during the period	0	2	7	10

Coffeehouses open at end of period:
Total Franchised	169	131	169	131

Total coffeehouses open at end of period	581	541	581	541

(1)	See reconciliation and discussion of non-GAAP measures which follow at the end of this section.
(2)	Percentage change in comparable coffeehouse net sales compares the net sales of coffeehouses during a fiscal period to the net sales from the same coffeehouses for the equivalent period in the prior year. A coffeehouse is included in this calculation beginning in its thirteenth full fiscal month of operations. A closed coffeehouse is included in the calculation for each full month that the coffeehouse was open in both fiscal periods. Franchised coffeehouses are not included in the comparable coffeehouse net sales calculations.

NON-GAAP FINANCIAL INFORMATION

(Unaudited, in thousands, except per share data)

The following reconciliation and non-GAAP financial information are provided to assist the reader with understanding the financial impact of the reversal of the valuation allowance against accumulated net operating losses and other deferred tax assets on the Company’s net income attributable to Caribou Coffee Company, Inc. and earnings per share when comparing current 13 and 52 week period results to the Company’s fiscal year 2010 results.

	Thirteen Weeks Ended
	January 1, 2012	January 2, 2011	January 1, 2012	January 2, 2011
	(Thousands)		Diluted EPS
Net income attributable to Caribou Coffee Company, Inc. as reported	$4,940	$4,334	$0.24	$0.21
(Benefit from) provision for income taxes	(192)	30	(0.01)	0.00

Non-GAAP pro-forma pre-tax income attributable to Caribou Coffee Company, Inc	4,748	4,364	0.23	0.21

Pro forma tax expense at 40% effective tax rate (2)	1,899	1,746	0.09	0.08

Non-GAAP pro forma net income attributable to Caribou Coffee Company, Inc.	$2,849	$2,618	$0.14	$0.13

Diluted weighted average number of shares outstanding	20,982	20,834	20,982	20,834

	Fifty-Two Weeks Ended
	January 1, 2012	January 2, 2011	January 1, 2012	January 2, 2011
	(Thousands)		Diluted EPS
Net income attributable to Caribou Coffee Company, Inc. as reported	$35,223	$9,400	$1.69	$0.46
Deferred tax asset valuation allowance reversal (1)	20,529	—	0.98	0.00
Other benefit from income taxes	147	76	0.01	0.01

Non-GAAP pro-forma pre-tax income attributable to Caribou Coffee Company, Inc	14,547	9,324	0.70	0.45
Pro forma tax expense at 40% effective tax rate (2)	5,819	3,730	0.28	0.18

Non-GAAP pro forma net income attributable to Caribou Coffee Company, Inc.	$8,728	$5,594	$0.42	$0.27

Diluted weighted average number of shares outstanding	20,803	20,641	20,803	20,641

(1)	Relates to the tax benefit from the reversal of an accounting reserve against tax net operating loss carryforwards and other deferred tax assets.
(2)	Pro forma effective tax rate for illustrative purposes

EBITDA RECONCILIATION

The following is a reconciliation of the Company’s net income to EBITDA.

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 1, 2012	January 2, 2011	January 1, 2012	January 2, 2011
	(In thousands)
Net Income attributable to Caribou Coffee Company, Inc.	$4,940	$4,334	$35,223	$9,400
Interest expense	99	174	283	408
Interest income	(1)	(3)	(16)	(22)
Depreciation and amortization(1)	3,577	3,521	13,420	14,269
(Benefit from) provision for income taxes	(192)	30	(20,676)	(76)

EBITDA	$8,423	$8,056	$28,234	$23,979

(1)	Includes depreciation and amortization associated with the headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.

EBITDA is equal to net income excluding: (a) interest expense; (b) interest income; (c) depreciation and amortization; and (d) income taxes.

Management believes EBITDA is useful to investors in evaluating the Company’s operating performance for the following reason:

•

Coffeehouse leases are generally short-term and Caribou must depreciate all of the cost associated with those leases on a straight-line basis over the initial lease term excluding renewal options (unless such renewal periods are reasonably assured at the inception of the lease). The Company opened a net 209 company-operated coffeehouses from the beginning of fiscal year 2003 through the end of the fourth quarter of 2011. As a result, management believes depreciation expense is disproportionately large when compared to the sales from a significant percentage of the coffeehouses that are in their initial years of operations. Also, many of the assets being depreciated have actual useful lives that exceed the initial lease term excluding renewal options. Consequently, management believes that adjusting for depreciation and amortization is useful for evaluating the operating performance of the coffeehouses.

Management uses EBITDA:

•

As a measurement of operating performance because it assists management in comparing its operating performance on a consistent basis as it removes the impact of items not directly resulting from coffeehouse operations;

•	For planning purposes, including the preparation of our internal annual operating budget; and

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand the business.

EBITDA as calculated by Caribou Coffee is not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered an alternative to net income, operating income, cash flows from operating activities or Caribou Coffee’s other financial information as determined under GAAP.

FISCAL YEAR 2012 GUIDANCE

The following reconciliation and non-GAAP financial information are provided to assist the reader with understanding the financial impact of taxes on our pro-forma earnings per share when adjusted for pro-forma tax impacts when comparing 2011 performance with the Company’s fiscal year 2012 guidance.

	Year ended December 30, 2012	Year ended January 1, 2012 (non-GAAP)
	Diluted EPS
Net income attributable to Caribou Coffee Company, Inc.,	$0.81 - $0.85	$1.69
Deferred tax asset valuation allowance reversal, net of other tax expense (1)	$0.00	$0.99

Pre-tax income attributable to Caribou Coffee Company, Inc., expected and non-GAAP, respectively	$0.81 – $0.85	$0.70
Tax expense at 40% effective tax rate (2)	$0.33 – $0.34	$0.28

Net income attributable to Caribou Coffee Company, Inc, expected and pro forma, respectively	$0.48 – $0.51	$0.42

(1)	Relates to the tax benefit from the reversal of an accounting reserve against tax net operating loss carryforwards and other deferred tax assets.
(2)	For fiscal year ended January 1, 2012 amount represents pro forma effective tax rate. For fiscal year ended December 30, 2012, amount represents expected effective tax rate.

# # #